                                 Exhibit 8.1.1

                        EXPRESSPAYMENT(TM) SERVICE AGREEMENT
                                  STORED VALUE

1. PARTIES. This ExpressPayment Service Agreement (the "AGREEMENT") is between MoneyGram Payment Systems, Inc. ("MONEYGRAM") and Morgan Beaumont, Inc. ("BILLER"). Biller is the marketer of its own various stored value cards/prepaid telephone cards (each "MB CARD"). In addition, Biller has developed a retail network (THE "NETWORK") to provide turnkey services relating to stored value cards marketed by various third parties (each a "MARKETER" and each respective Marketer's Card being a "THIRD PARTY CARD") to the public, The Third Party Cards are marketed and distributed through the Network by either Biller or by certain distributors (each a "DISTRIBUTORS"). The MB Cards and the Third Party Cards may collectively be referred to herein as the "CARDS". The Cards are offered to the public under the trade names (each a "TRADENAME") identified on Exhibit "A" attached hereto. MoneyGram will not perform any services under this Agreement for the direct or indirect benefit of any party other than Biller and the consumers who own a Card. This Agreement does not and is not intended to confer any rights or remedies upon any party other than the Biller and MoneyGram. To the extant that the Marketers will be permitted to utilize the Services (as defined in Section 3), all rights of the Marketers shall be against Biller and all privity of contract shall be between the Marketers and Biller and between Biller and MoneyGram.

2. THE CARD. Exhibit "A" contains a true and correct copy of the front and the back of each Card, as well as the BIN for each Card and the bank account the "BANK ACCOUNT") of the various Marketers where payments are to be deposited, Exhibit A may be amended from time to time throughout the Term to add additional Cards. including Third Party Cards, only by written agreement signed by both MoneyGram and Biller, Na. Cards may be attempted to be added to Exhibit A by Biller unless such Cards are either a MB Card or a Third Party Card (in which case Biller is providing turnkey services to such Marketer). No change shall be made to the look of a Card without thirty clays (30) days prior written notice to MoneyGram. So long as Biller Is in compliance with the terms of this Agreement, Cards can be loaded by cardholders pursuant to the terms of this Agreement However, no payment will be accepted from a holder Of a Card if it is marketed under the Tradename or some other trade name for which written approval in the form of the Trade Name Schedule, attached as Exhibit "B" has not been executed BY MoneyGram.

3. PURPOSE. Both Biller and the Marketers needs locations where owners of Cards ("SENDERS") can pay cash to be loaded on 10 their respective Card. Biller agrees to allow MoneyGram to accept such funds from Senders at MoneyGram's agent network locations (each location being an "AGENT") (the "SERVICE"). Biller understands and agrees that MoneyGram will only offer this Service from its domestic Agents and that the Service will not be available on eMoneyGram. Bil1er represents and warrants that entering into this Agreement is not a breach of any other agreement with any other person or company for similar services, or a breach of any agreement to which Biller is a party pertaining to any Card. This Agreement shall only govern Biller's use of ExpressPayment with respect to the Card.

4. SYSTEMS INTERFACE. Biller and MoneyGram will establish a systems interface that allows for processing of cash loads either: a) directly between MoneyGram's and Biller's proprietary systems or b) through a third party processor which shall process the cash loads and/or transfer information between MoneyGram's and Biller's proprietary systems. If the parties elect to use a third party processor and the arrangement with the third party processor terminates, either: a new relationship with a different third party processor will be established; or the parties will provide information to each other sufficient to establish a direct interface between their proprietary systems, subject to the confidentiality agreement in Section 16 below. Biller and MoneyGram shall agree, in a separate writing, which third party processor shall be used.

5. INSTRUCTIONS TO SENDERS. Biller will instruct Senders to direct payments for their respective Cards to an Agent. When making such payments, the Senders shall provide each Agent with the following:
     a.   Biller's receive code for the respective Card;
     b.   The customer account number to which the cash load is to be credited;
          and
     c. Cash in the amount of the load plus MoneyGram's applicable consumer fee.

6. REMITTANCE. MoneyGram agrees to transmit payments to Biller as stated in this Section 6 and further provided in attachments to this Agreement MoneyGram will initiate an ACH (Automated Clearing House) credit to the applicable Bank Account on the banking day following receipt by MoneyGram. A banking day is a day other than Saturdays and


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     Sundays when banks are open for business. If MoneyGram is owed a fee from
     Biller or if MoneyGram remits an overpayment or incorrect payment, Biller authorizes MoneyGram to initiate drafts via ACH against Biller's designated account and authorizes the bank at which the account is located to debit its account Biller agrees to complete and execute any and all documents as such bank may require to effect and maintain this authorization. Each time MoneyGram attempts an ACH debit and there are insufficient funds in the account, Biller shall be liable for an administrative fee of $40,00. If Biller fails to maintain a sound financial condition MoneyGram may immediately suspend and/or terminate this Agreement upon written notice to Biller.

7. BILLER'S RESPONSIBILITIES. Biller agrees to cooperate in good faith with all of MoneyGram's training, operational directions, policies and procedures. Biller agrees that employees of the Agents shall not be solicited to sell any stored value prepaid card product issued, processed or marketed by Biller or an Issuer or any affiliate of Biller or issuer or sales representative or independent contractor of Biller or an Issuer. Biller agrees to provide financial statements, as requested by MoneyGram, and authorizes MoneyGram to obtain information from trade references, banks, consumer credit services, state and federal governments, regarding credit and other information.

8.   REPRESENTATIONS AND Warranties.

     Biller warrants and represents that the following statements are true and correct and will continue to be true and correct throughout the term of this Agreement:

     A. Biller, the processor of the Card (the "PROCESSOR"), the Marketers, and the banks that issue the Cards (the "ISSUERS") are authorized to conduct business as currently conducted and are in compliance with all applicable laws and regulations material to each Card, including any rules or regulations of the Association (as defined below),
     B. Each Card and any related products and services have received all necessary approvals of all relevant card associations, payment networks and similar organizations (together, the "ASSOCIATION").
     C. Biller, Processor, the Marketers and the Issuers have no affiliation, business association or other relationship of any kind whatsoever with any bank licensed outside of the United States or e-Gold business.
     D. Biller shall collect such information regarding Senders as the parties may agree and deem necessary to comply with, and/or guard against violation of, applicable laws or regulations.
     E. Each Issuer is a bank chartered in the United States, regulated by the FDIC and OCC and licensed under the laws of all states in the United States where necessary to conduct Its business.
     F.   Each Issuer is an issuer of either MasterCard and/or Visa,
     G. Cards marketed by Biller and processed by Processor with the MoneyGram loading capability can only be marketed ender the Tradename or trade names with respect to which MoneyGram has executed an approval in the form of the attached Trade Name Schedule.
     H. Cards can be used for no purpose other than: to facilitate the purchase of goods or services at retail businesses and/or web-based e-tailers available to the general public; to withdraw funds at an ATM, to purchase pre-paid telephone minutes by using a calling card feature of the applicable Card: or for such other purposes to which MoneyGram has expressly agreed in writing. In no event, can any Card be used to transfer funds to another stored value prepaid card or to another person.
     1. Each Card is limited to a maximum loading of Nine Hundred Ninety-Nine and No/100 Dollars ($999.00) per day using MoneyGram's Agents.
     J. No more than one (1) Card will be issued to a single individual end no more than one (1) Card can have the same card or identification number.
     K. All of Blller's responses contained in any Trade Name Schedule and/or in the Stored Value Prepaid Card Questionnaire attached as Exhibit "C" are and shall continue to be true and correct and do not currently omit any material information. Biller will notify MoneyGram thirty days (30) prior to any changes to Exhibit "C.
     L. Biller will not solicit any Agents to sell or otherwise promote the Card, or any of their stored value cards.
     M. Biller, Processor, the Marketers and each Issuer shall not use in any manner whatsoever any name, logo, trademark, service mark, or copyrighted material of: MoneyGram; MoneyGram's parent, affiliate or subsidiary; or any member of the MoneyGram or Travelers Express network of agents (collectively, a MoneyGram Party") or refer to any advertising, publicity or instructional material of a MoneyGram Party, except as set forth in Section 14 of this Agreement. Biller will communicate such restriction to Processor and to each Issuer and ensure that Processor and each Issuer agree and comply with such restriction.
     N. The Card will be sold Biller or the Distributors. Biller will be responsible for ensuring the Distributor's compliance with all of the terms of this Agreement. Any noncompliance by the Distributor with the terms of this Agreement shall be a breach, entitling MoneyGram to

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          terminate the Agreement. Biller will not use and will ensure that the
          Distributor will not use Biller's relationship with MoneyGram and its network of agents as leverage in order to sell or otherwise promote the Card, or any of their stored value cards. No cards will be sold by the Distributor with MoneyGram loading capability except those listed on Exhibit A.

     0. The payments collected by MoneyGram shall be directed to Biller's bank account set forth on Exhibit A attached hereto. Exhibit A will include a separate account for each Card also set forth on Exhibit A. Notwithstanding the foregoing, Biller may designate one account for payment of multiple Cards. Exhibit A wits contain the following information for each account, the account number, the account name, and the bank routing number.

          Biller and Issuer will properly credit all payments forwarded by MoneyGram to the above bank accounts and will apply Senders' funds and settle stored value transactions promptly. The payments forwarded by Moneygram shall be held by the Issuer for the applicable Sender and the Issuer will be liable to each Sender for the total amount of all such payments sent to the account.

     For purposes of monitoring compliance with the foregoing representations and warranties, MoneyGram may wish from time to time to communicate with the Processor or Issuer. Biller agrees in goad faith to accommodate such communication, including authorizing the Processor and/or issuer to divulge all information deemed necessary and agreed to by both Parties to confirm Biller's compliance with this Agreement.

9. FEES. During the period commencing on the effective date of this Agreement and ending six-months thereafter (the "TEST PERIOD") the Consumer fee (the "CONSUMER FEE") for the Service Shall be $4.95 for each ExpressPayment TRANSACTION completed on Biller's behalf (the "Tiered Pricing Consumer FEE"). At any time after the Test Period MoneyGram may, in Its sole discretion, review and audit the number of ExpressPayment transactions being completed on Biller's behalf (such date of review and audit being a "REVIEW Date"). If during the calendar month immediately preceding any Review Date or any time thereafter at least 5,000 ExpressPayment transactions are not being conducted on Biller's behalf (the "REQUIRED MONTHLY TRANSACTION VOLUME") the Tiered Pricing Consumer pee may be discontinued by MoneyGram gluing notice to Biller that the Required Monthly Transaction Volume is not being maintained (the "PRICING NOTICE"). In such case, the Consumer Fee will be Increased to $5,95, effective after the date that MoneyGram has given the Pricing Notice. In addition, MoneyGram may change any applicable Consumer Fee from time to time by notifying Biller thirty (30) days prior to the effective date of any change in the Consumer Fee for the Service.

10. ASSIGNMENT. Biller may not assign this Agreement, in whole or in part, without the written consent of MoneyGram nor allow any other party to utilize the services of MoneyGram pursuant to this Agreement.

11.  INDEMNIFICATION.

     Biller shall reimburse, indemnify and hold MoneyGram and its agents harmless from all losses, claims, demands, actions, suits, proceedings or judgments, including costs, expenses and reasonable attorneys' fees assessed against or otherwise incurred by MONEYGRAM arising, in whole or in pact, from: (a) actions or omissions, whether done negligently or otherwise, by Biller, its agents, directors, officers, employees or representatives; (b) actions taken by MoneyGram at the request of Biller;
     (c) violation of any laws, rules, regulations or ordinances by Biller, any Sender, or a service provider or affiliate of Biller relating to the Card, such as Processor and Issuer; (d) Biller's, Processor's and the Issuer's breach of any term or condition of this Agreement, including the warranties set forth in Section 8, or (e) claims made by Processor or the Issuer against MoneyGram arising from MoneyGram's provision of the Services, unless such claims are a result of the gross negligence or willful misconduct of MoneyGram. The indemnification obligations set forth hereinabove shall survive the termination of this Agreement.

12. LIABILITY. MONEYGRAM'S SOLE LIABILITY AND BILLER'S EXCLUSIVE REMEDY FOR ERROR, DELAY OR NONPAYMENT OCCURRING PURSUANT TO THIS AGREEMENT OR OTHER CLAIM, COST, LOSS, OR OTHER POTENTIAL OR ACTUAL EXPENSE THAT IN ANY WAY RELATES, DIRECTLY OR INDIRECTLY, TO THIS AGREEMENT. WHETHER AS THE RESULT OF MONEYGRAM'S OF IT AGENT'S NEGLIGENCE, FAULT, OMISSION, OR NONPERFORMANCE, HUMAN, MECHANICAL OR ELECTRONIC ERROR, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE FEE PAID BY THE SENDER AND PAYMENT OF SUCH AMOUNT TO BILLER OR. IF SO DIRECTED BY BILLER, REFUND OF SUCH AMOUNT TO THE HOLDER OF THE CARD. THE FOREGOING LIMITATION SHALL APPLY REGARDLESS OF THE NATURE OF THE CLAIM OR THE FORM OF THE ACTION EMPLOYED, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE IN NO EVENT SHALL MONEYGRAM BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES. MONEYGRAM WILL NOT BE LIABLE FOR ANY VARIANCES OR SERVICE DELAYS DUE TO LOCAL REGULATIONS OR CAUSES BEYOND THE CONTROL OF MONEYGRAM.

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     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND
     EACH PARTY HEREBY SPECIFICALLY D1SCLAIN'S, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER SUBJECT TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (WHETHER EITHER PARTY KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED OR 1S OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) OR IMPLIED WARRANTIES ARISING FROM THE COURSE OF DEALING OR COURSE OF PERFORMANCE.

     Where the parties have agreed to transmit information via a third party processor, neither party shall have any liability for any delay, error or failure of such third party processor to perform the required transfer.

13. NOTICE. Notices must be in writing and personally delivered or sent by overnight courier to a party at the address below, Notices are effective when received.

     To Biller:

     Morgan Beaumont, Inc.
     2280 Trail Mate
     Drive, Suite 101
     Sarasota, FL 34243
     Attention: President-COO

     TO MoneyGram:

     MoneyGram Payment Systems, Inc.
     3940 South Teller Street
     Lakewood, CO 80235
     Attn: Senior Director- Sales & Marketing - ExpressPayment

     WITH copy to:
     MoneyGram Payment Systems, Inc.
     1550 Utica Avenue South
     Minneapolis, MN 55416
     Attention: Chief Legal Counsel

14. Marks AND Logos. Biller shall not use in any manner whatsoever any name, logo, trademark, service mark, or copyrighted material of any MoneyGram Party or refer to any advertising, publicity or instructional materiel of a MoneyGram Party without first obtaining the prior written approval of the Senior Director, Sales and Marketing for ExpressPayment. The foregoing is expressly intended to prohibit the use of the name, logo, trademark, service mark or copyrighted material of a MoneyGram Party by any party in any way related to this Agreement on a Card or on any web site, whether or not Biller authorized the use, without the prior written approval of the Senior Director, Sales and Marketing for ExpressPayment. Notwithstanding the foregoing, MoneyGram acknowledges that Biller may contract with a third party to place a banner advertisement ("BANNER ADVERTISEMENT") on certain commercial websites ("COMMERCIAL WEBSITES") which will link consumers to a website created by Biller pertaining to the Card (the "CARD WEBSITE'), Subject to MoneyGram's prior approval of the Banner Advertisement and the Card Website, MoneyGram consents to the use of its name. toga and/or trademark on the Banner Advertisement and/or Card Website subject to the following restrictions. A Banner Advertisement linking consumers to the Card Website may not be placed on a Commercial Website which is In any way affiliated with gambling or pornography. In addition, Biller shall provide MoneyGram with monthly reports listing every Commercial Website that contains the Banner Advertisement linking consumers to the Card Website, If MoneyGram is in any way dissatisfied with a particular Commercial Websites on which the Banner Advertisements appears, MoneyGram shall give notice to Biller and Biller shall arrange to have the Banner Advertisement removed from such Commercial Website within five (5) business days. If Biller Changes the Banner Advertisement or Card Website without MoneyGram's prior approval, or if Biller falls to have a Banner Advertisement removed from a Commercial Website at MoneyGram's request within the required timeframe, MoneyGram may immediately terminate this Agreement. Should Biller wish to provide a link to MoneyGram's website on the Card Website, it is MoneyGram's policy to require execution of its standard linking agreement before allowing any link to its web site.

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     MoneyGram may use Biter's name in listings of its Money Transfer System network ("AGENT LISTS") used for communicating with its authorized agents and may use Biller's name In providing the information to consumers. The foregoing sentence shall not be construed as authorizing the use of Biller's trademarks, logos or any other Intellectual property, without the Biller's prior written consent. Biller acknowledges that the Agent List is confidential and proprietary information of MoneyGram, subject to the provisions of Section 16 of this Agreement. Aside from directing Senders to locations where they can load their Cards, Biller may not use the Agent List for its own benefit.

15. RECORDS. Biller shall maintain records and provide electronic copies thereof to MoneyGram upon request of all payments taken and processed by MoneyGram for up to one year.

16. CONFIDENTIALITY. MoneyGram agrees to keep confidential the names and addresses of Senders and their card and or customer banking numbers and payment histories. Biller agrees to keep confidential information received from MoneyGram that is designated as confidential or proprietary. Each party agrees to use confidential or proprietary information of the other party only for purposes of performing this Agreement or pursuant to law. MoneyGram will not reuse any nonpublic personal information disclosed to it in connection with the services provided under this Agreement except to the extent necessary to provide the Service, comply with applicable legal requirements, or otherwise as specifically allowed by the Gramm-Leach-Bliley Act of 1999. MoneyGram maintains physical, electronic and procedural safeguards that comply with federal regulations to safeguard nonpublic personal information in our possession.

17. COMPLAINTS. MoneyGram shall be responsible for responding to and resolving all claims, inquiries or complaints arising out of the acceptance of cash loads from Senders and remittance of those loads to Biller. Biller shall be responsible for resolving any and all claims, inquiries or complaints arising out of the loading of or failure to load funds on to a Card. The parties agree to cooperate with each other in resolving complaints.

18. TERM AND TERMINATION. This Agreement shall commence an the Effective Date and shall continue in effect until terminated by either party at any time upon ten (10) days advance written notice, or immediately at any time if either party has breached this Agreement, including any breach of warranty; or either party determines that the other party has violated any applicable law or regulation Applicable to the Service. Biller understands and has been fully informed (and has informed Processor and issuer) that MoneyGram may decide to enter the stored value prepaid card business or a similar business, in which event it may terminate this Agreement upon thirty (30) days advance written notice. Biller agrees that It will not seek remedies, damages or equitable relief, should MoneyGram enter into the stored value prepaid card business and/or terminate this Agreement because of its entry into such market and hereby waives any such rights or remedies. Upon termination for any reason, Biller shall immediately remit to MoneyGram any overpayments made to Biller and shall return equipment, display material, or other property furnished to Biller by MoneyGram, and MoneyGram shall immediately remit to Biller any and all monies owed to Biller under this Agreement. Any property furnished by MoneyGram shall remain the sole property of MoneyGram; Biller shall keep it free and clear of any lien or encumbrance.

19. COMPLIANCE WITH LAW. The Cards shall not be used by any party, including Senders, for any illegal purpose or any purpose that, In MoneyGram's opinion, reflects negatively upon MoneyGram. Biller will utilize and implement reasonable, as determined by Biller, internal procedures to deter the fraudulent use of the Card, including cessation of Card use whenever fraud is discovered. Both parties shall comply with all applicable federal, state and local laws and regulations including but not limited to licensing laws and laws and regulations relating to money laundering and 'currency reporting. MoneyGram shall have the right to audit Biller's books and records related to this Agreement in the event MoneyGram suspects any breach of this Section or Section 8, Representations and Warranties.

20. FORCE MAJEURE. Neither party hereto shall be in default of its obligations hereunder to the extent that the performance of any such obligation is prevented or delayed by war, insurrection, fire, flood, riot, acts of terrorism, strikes, acts of Gad. telecommunications failures or errors, systematic internet failure, including but not limited to interruptions by service providers, or any similar event or circumstance not caused, in whole or in part, by such party, and which is beyond the reasonable control of such party.

21.  GOVERNING LAW. Minnesota law governs the interpretation of this Agreement.

22.  Effective Date: 10/31/2005.

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BILLER:  MORGAN BEAUMONT, INC.            MONEYGRAM PAYMENT SYSTEMS, INC.


By: /s/ Erik Jensen                       By: /s/ Vicki Keller
   ----------------------------               --------------------------------

Name: Erik Jenson                         Name: Vicki Keller
     --------------------------                 ------------------------------

Title: President                          Title: Vice President
       ------------------------                  -----------------------------
Authorized to sign on behalf of           Authorized To Sign On Behalf of
the Biller                                MoneyGram

Date: 10/31/2005                          Date: 10/31/2005






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


                                   EXHIBIT "D"

              ADDENDUM TO THE EXPRESSPAYMENTS(SM) SERVICE AGREEMENT
              -----------------------------------------------------


     This Addendum to the ExpressPayment Service Agreement (the "ADDENDUM") is an attachment to, and forms a part of, the ExpressPayment Service Agreement (the "AGREEMENT") between MoneyGram Payment Systems, Inc. ("MONEYGRAM") and Morgan Beaumont, Inc. ("Biller") with an Effective Date of October 31, 2005. All capitalized terms contained in this Addendum, unless specifically defined herein, shall have the meaning ascribed to them in the Agreement.

The parties further agree as follows:

INCENTIVE PAYMENT

During the Term, if the Consumer Fee Paid by a Sender is $4.95 (but not higher or lower), Biller shall be entitled to receive from MoneyGram a monthly incentive payment (THE INCENTIVE PAYMENT") equal TO $0.60 for each ExpressPayment transaction conducted on Biller's behalf during such month. For purposes of clarification and by way of example, if the Consumer Fee for each ExpressPayment transaction conducted an Biller's behalf for November 2005 was $4.95 and there were 1,000 ExpressPayment transactions conducted on Biller's behalf during November, the amount of the Incentive Payment for Biller would be $600 ($0.60 x1000 = $600). If during the same period the Consumer Fee was higher than $4.95 (such as $5.50 OR $5.95), Biller would not receive an Incentive Payment for such month.

The Incentive Payment shall accrue until Biller requests in writing for it to be paid out to Biller, rather than having the Incentive Payment paid to Biller upon such written request, Biller shall have the option of receiving the Incentive Payment in-kind, to be used as a credit toward services to be purchased by Biller from MoneyGram. In the event Biller desires to have the Incentive Payment paid in-kind, MoneyGram and Biller shall agree upon the fair market value of the services to be per-formed by MoneyGram for Biller and MoneyGram shall provide Biller with a written statement of such agreed upon fair market value, together with copies of any applicable underlying receipts from third PARTIES. Statements shall be sent to the address set forth in the agreement for notice. Upon written request of Biller at anytime, MoneyGram shall provide a current statement of accrued Incentive Payments.


BILLER:                                   MONEYGRAM:

MORGAN BEAUMONT, INC.                     MONEYGRAM PAYMENT SYSTEMS, INC.


By: /s/ Erik Jensen                       By: /s/ Vicki Keller
   ----------------------------               --------------------------------

Name: Erik Jenson                         Name: Vicki Keller
     --------------------------                 ------------------------------

Title: President                          Title: Vice President
       ------------------------                  -----------------------------

Date: 10/31/2005                          Date: 10/31/2005
      -------------------------                 ------------------------------



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